E X E L I X I S


For Immediate Release
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                                                                        Contact:
                                                            Jane M. Green, Ph.D.
                                                    VP, Corporate Communications
                                                                  Exelixis, Inc.
                                                                  (650) 837-7579
                                                            jmgreen@exelixis.com
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                    EXELIXIS RESTRUCTURES TO FOCUS RESOURCES
                         ON EXPANDING CLINICAL PIPELINE

SOUTH SAN FRANCISCO, Calif. - June 30, 2004 - Exelixis, Inc. (Nasdaq: EXEL) has implemented a restructuring and consolidation of its research and discovery organizations designed to optimize its ability to generate multiple new, high-quality investigational new drug applications (IND) per year and rapidly advance these new drug candidates through clinical development. The company anticipates realizing significant cost-savings and efficiencies through the restructuring that will enhance the quality and growth of the company's maturing franchise of proprietary anticancer compounds while at the same time ensure its ability to fulfill obligations to corporate partners.

Most of the headcount reductions will be in the company's research organization. The restructuring will result in a reduction in force of 62 positions or approximately 11% of the company's personnel and is expected to result in cost savings of at least $5 million in 2004 (excluding the restructuring charge) and annual cost savings of at least $10 million in 2005 and beyond. The company anticipates recording a restructuring charge of approximately $2 million during the second quarter of 2004, comprised primarily of involuntary termination benefits. The company will formally update its year 2004 expense and cash guidance in connection with its second quarter 2004 financial results press release.

"Exelixis has successfully evolved from a research-focused to a product-focused company with a growing pipeline of what we believe are exciting anticancer compounds that have significant therapeutic and commercial potential," said George A. Scangos, Ph.D., president and chief executive officer. "Our early investment in model systems genetics and comparative genomics has succeeded in generating a rich portfolio of targets and biological insights sufficient to fuel our discovery and development activities for the foreseeable future. We believe that consolidating research and discovery into a single, integrated organization will enable us to increase the quality, quantity and speed of our proprietary programs. In this restructuring, we have been careful to provide sufficient resources to fulfill our commitments to our current and potential new corporate partners."

Continued Dr. Scangos: "As a result of this restructuring, many talented employees will be leaving the company. We are deeply appreciative of their contributions to Exelixis' progress, and are committed to support their career transition activities."

A key aspect of the restructuring is the consolidation of the research and discovery groups into a single, integrated and streamlined organization. This organization will be led by Michael M. Morrissey, Ph.D., senior vice president, discovery, reporting to Dr. Scangos. Gregory D. Plowman, M.D., Ph.D., former senior vice president, research, will assume the role of chief science officer, reporting to Dr. Scangos. The development organization, which is anticipated to continue to increase in size, will remain under the leadership of Jeffrey R. Latts, M.D., senior vice president and chief medical officer, reporting to Dr. Scangos.

Exelixis, Inc. (Nasdaq: EXEL) is a leading genomics-based drug discovery company dedicated to the discovery and development of novel therapeutics. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis' development pipeline includes: XL119 (becatecarin), for which a Phase 3 clinical trial has been initiated in patients with bile duct tumors; XL784, which has completed a Phase 1 clinical trial; XL647, which is currently in a Phase 1 clinical trial; XL999 for which an IND application has been filed; XL844, XL820 and XL880, anticancer compounds that are potential IND candidates; and multiple compounds in preclinical development. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline (GSK) and Bristol-Myers Squibb Company. Pursuant to a product development and commercialization agreement between Exelixis and GSK, GSK has the option, after completion of Phase 2a clinical trials, to elect to develop a certain number of the cancer compounds in Exelixis' product pipeline, which may include the cancer compounds identified in this press release (other than the company's cancer compound XL119), thus potentially triggering milestone payments and royalties from GSK and co-promotion rights by Exelixis. The company has also established agricultural research collaborations with Bayer CropScience, Dow AgroSciences and Renessen LLC. Other partners include Merck & Co., Inc., Schering-Plough Research Institute, Inc., Cytokinetics, Inc., Elan Pharmaceuticals, Inc. and Scios Inc. For more information, please visit the company's web site at www.exelixis.com.
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This press release contains forward-looking statements, including without limitation statements related to the therapeutic and commercial potential of XL119, XL647, XL999, XL844, XL820, XL880 and other compounds in Exelixis preclinical pipeline; our ability to accelerate the development of our clinical pipeline, our future headcount, anticipated cost savings resulting from the restructuring and the amount of the restructuring charge to be recorded in the second quarter of 2004. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties. Exelixis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of many factors, including Exelixis' ability to complete the restructuring on the currently anticipated schedule and Exelixis' ability to successfully identify and develop compounds against proprietary targets and advance compounds against those targets into clinical development. These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, Annual Report on Form 10-K for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.
Spectrum Selective Kinase Inhibitor is a trademark of Exelixis, Inc.

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